Exhibit 99.3

           VCA Antech, Inc. Reports Second Quarter Results

    Business Editors

    LOS ANGELES--(BUSINESS WIRE)--July 27, 2004--VCA Antech, Inc.
(Nasdaq:WOOF):

    -- Second quarter reported diluted earnings per common share was $0.44.

    -- Second quarter adjusted diluted earnings per common share was $0.45, beating earnings consensus estimate by $0.02 per diluted common share.

    --  Second quarter reported revenue increased 19.0% to a record
        $169.9 million.

    VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, today reported financial results for the second quarter ended June 30, 2004 as follows: revenue increased 19.0% to a second quarter record of $169.9 million; reported net income increased to $18.2 million; and reported diluted earnings per common share increased to $0.44.
    Reported net income and reported diluted earnings per common share for the quarter ended June 30, 2004 included an after-tax charge of $478,000 for debt retirement costs related to the refinance of the Company's senior credit facility. Excluding this item, adjusted net income increased 21.5% to $18.6 million, and adjusted diluted earnings per common share increased 21.6% to $0.45, exceeding the Bloomberg.com earnings consensus estimate by $0.02.
    The Company also reported the financial results for the six months ended June 30, 2004 as follows: revenue increased 17.1% to $314.3 million; reported net income increased to $32.9 million; and reported diluted earnings per common share increased to $0.79.
    Reported net income and reported diluted earnings per common share for the six months ended June 30, 2004 included (i) an after-tax charge of $478,000 for debt retirement costs and (ii) an after-tax benefit of $1.1 million for the settlement of an insurance claim relating to a prior legal settlement. Reported net income and reported diluted earnings per common share for the six months ended June 30, 2003 included an after-tax charge of $4.4 million for debt retirement costs. Excluding these items, adjusted net income increased 29.5% to $32.3 million, and adjusted diluted earnings per share increased 25.8% to $0.78, compared to the same period in 2003.
    In a separate press release issued today, the Company announced a 2-for-1 stock split to be effected in the form of a 100% stock dividend to shareholders of record on August 11, 2004 payable on August 25, 2004. The effect of the stock split will be an increase in outstanding shares of the Company's common stock from approximately 41 million to 82 million based on shares outstanding on June 30, 2004. Diluted shares outstanding and earnings per share information presented in this release are on a pre-split basis.
    Bob Antin, Chairman and CEO, stated, "We had another excellent and productive quarter marked by continued growth in our core operations, a refinancing of our senior credit facility resulting in a 25 basis point reduction in the interest rate, and the completion of the National PetCare Centers, Inc. ("NPC") merger on June 1, 2004. For the quarter, adjusted diluted earnings per common share increased by 21.6% from $0.37 to $0.45.
    "Our laboratory segment for the second quarter of 2004 increased laboratory revenue by 11.3%, generating an increase in laboratory gross profit of 13.7% to $24.0 million and an increase in laboratory gross profit margins to 46.1% from 45.1% in 2003. Laboratory internal revenue growth was 8.2% for the second quarter of 2004.
    "The integration of NPC's animal hospitals is proceeding well. We are pleased that the June operating results for NPC's animal hospitals were in-line with our expectations. The Company's consolidated animal hospital revenue increased 22.8%. However, as expected, NPC's gross profit margins, which are lower than our existing margins, resulted in a reduction in our consolidated animal hospital segment gross profit margins, which decreased from 21.9% in 2003 to 21.4% in 2004. Same-store animal hospital gross profit margins declined from 22.2% to 22.0%. Same-store animal hospital revenue growth was 4.4% for the second quarter of 2004.
    "As anticipated, we incurred $570,000 of NPC integration costs during the quarter, which is included in corporate selling, general and administrative expense. The integration process will continue through the third quarter. Because the NPC animal hospitals have historically had lower gross profit margins than our existing animal hospitals, we anticipate lower margins in our animal hospital segment for the next several quarters. We remain excited about the opportunities to achieve shared synergies as we continue to integrate the two companies."

    Non-GAAP Financial Measures

    We believe investors' understanding of our total performance is enhanced by disclosing adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per common share. We define adjusted net income, adjusted operating income, adjusted operating margin and adjusted diluted earnings per common share as the reported items, adjusted to exclude certain significant items. For the periods presented in this press release, the only significant item that was excluded from adjusted operating income and adjusted operating margin was a litigation settlement reimbursement recognized during the first quarter of 2004 as a result of the Company settling a claim with its insurance company. The only significant items excluded from adjusted net income were the litigation settlement reimbursement recognized during the first quarter of 2004, debt retirement costs incurred during the second quarter of 2004 and debt retirement costs incurred during the first quarter of 2003. Adjusted diluted earnings per common share is adjusted net income divided by diluted common shares outstanding.
    Management uses adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per common share because they exclude the effects of the litigation settlement reimbursement and debt retirement costs that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of our future performance and related trends.
    There are material limitations associated with the use of these non-GAAP financial measures: adjusted operating income and adjusted operating margin exclude the impact of significant items (in this case, the litigation settlement reimbursement); adjusted net income excludes the impact of significant items (in this case, the litigation settlement reimbursement and debt retirement costs) on current performance; and adjusted diluted earnings per common share does not depict the amount accrued directly to each stockholder's benefit.
    To compensate for the limitations in the non-GAAP financial measures discussed above, we ensure that our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled "Supplemental Operating Data."

    Conference Call

    VCA Antech will discuss its second quarter 2004 financial results during a conference call today, July 27, 2004 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at http://investor.vcaantech.com. The conference call can also be accessed via telephone by dialing 800-263-8506. Interested parties should call at least ten minutes prior to the start of the conference call to register.

    Statements contained in this release that are not based on historical information are forward looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate NPC into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


                           VCA Antech, Inc.
                 Consolidated Statements of Operations
       For the Three and Six Months Ended June 30, 2004 and 2003
         (Unaudited - In Thousands, Except Per Share Amounts)

                                    Three Months        Six Months
                                    Ended June 30,    Ended June 30,
                                  ----------------   ----------------
                                    2004   2003 (1)   2004    2003 (1)
                                  -------  -------   -------  -------
Revenue:
Laboratory                        $51,951  $46,691  $101,133  $88,389
Animal hospital                   121,384   98,822   219,340  185,129
Intercompany                       (3,388)  (2,752)   (6,176)  (5,178)
                                  -------  -------   -------  -------
                                  169,947  142,761   314,297  268,340
                                  -------  -------   -------  -------

Direct costs:
Laboratory                         27,983   25,615    55,698   49,825
Animal hospital                    95,348   77,142   175,211  147,919
Intercompany                       (3,388)  (2,752)   (6,176)  (5,178)
                                  -------  -------   -------  -------
                                  119,943  100,005   224,733  192,566
                                  -------  -------   -------  -------

Gross profit:
Laboratory                         23,968   21,076    45,435   38,564
Animal hospital                    26,036   21,680    44,129   37,210
                                  -------  -------   -------  -------
                                   50,004   42,756    89,564   75,774
                                  -------  -------   -------  -------

Selling, general and administrative:
Laboratory                          3,190    2,797     6,363    5,504
Animal hospital                     3,056    2,519     5,804    5,022
Corporate                           5,519    4,168     8,299    8,667
                                  -------  -------   -------  -------
                                   11,765    9,484    20,466   19,193
                                  -------  -------   -------  -------

Loss (gain) on sale of assets           4       78        66     (160)
                                  -------  -------   -------  -------

Operating income                   38,235   33,194    69,032   56,741

Interest expense, net               6,098    6,418    12,083   13,410
Other (income) expense               (287)     131      (176)     258
Minority interest expense             755      462     1,171      823
Debt retirement costs                 810        -       810    7,417
                                  -------  -------   -------  -------
Income before provision
 for income taxes                  30,859   26,183    55,144   34,833
Provision for income taxes         12,692   10,833    22,233   14,300
                                  -------  -------   -------  -------
Net income                        $18,167  $15,350   $32,911  $20,533
                                  =======  =======   =======  =======

Diluted earnings per common share   $0.44    $0.37     $0.79    $0.51
                                  =======  =======   =======  =======
Shares used for computing diluted
 earnings per common share         41,691   41,136    41,609   40,288
                                  =======  =======   =======  =======

                           VCA Antech, Inc.
                      Supplemental Operating Data
       For the Three and Six Months Ended June 30, 2004 and 2003
         (Unaudited - In Thousands, Except Per Share Amounts)


Table #1
Reconciliation of net income      Three Months         Six Months
 to adjusted net income           Ended June 30,      Ended June 30,
                               ------------------  ------------------
                                  2004     2003      2004      2003
                               --------  --------  --------  --------

Net income                      $18,167   $15,350   $32,911   $20,533
Certain significant items:
Debt retirement costs               810         -       810     7,417
Litigation settlement
 reimbursement                        -         -    (1,124)        -
Related income tax benefit         (332)        -      (332)   (3,041)
                               --------  --------  --------  --------
                                    478         -      (646)    4,376
                               --------  --------  --------  --------
Adjusted net income             $18,645   $15,350   $32,265   $24,909
                               ========  ========  ========  ========


Table #2
Reconciliation of diluted earnings
 per common share to adjusted
  diluted earnings per common share

Diluted earnings per
 common share                     $0.44     $0.37     $0.79     $0.51
Certain significant items as
 detailed in Table #1, net of
  income tax benefit               0.01         -     (0.01)     0.11
                               --------  --------  --------  --------
Adjusted diluted earnings per
 common share                     $0.45     $0.37     $0.78     $0.62
                               ========  ========  ========  ========

Shares used for computing
 adjusted diluted earnings
  per common share               41,691    41,136    41,609    40,288
                               ========  ========  ========  ========


Table #3
Reconciliation of operating income
 to adjusted operating income and
  operating margin to adjusted
   operating margin

Revenue                        $169,947  $142,761  $314,297  $268,340
                               ========  ========  ========  ========

Operating income                $38,235   $33,194   $69,032   $56,741
Operating margin                   22.5%     23.3%     22.0%     21.1%
Certain significant items:
 Litigation settlement
  reimbursement                       -         -    (1,124)        -
                               --------  --------  --------  --------
Adjusted operating income       $38,235   $33,194   $67,908   $56,741
                               ========  ========  ========  ========
Adjusted operating margin          22.5%     23.3%     21.6%     21.1%


                           VCA Antech, Inc.
                Supplemental Operating Data - Continued
       For the Three and Six Months Ended June 30, 2004 and 2003
                      (Unaudited - In Thousands)


Table #4
Depreciation and amortization        Three Months      Six Months
                                     Ended June 30,   Ended June 30,
                                   ----------------- ----------------
                                     2004    2003 (1)  2004   2003 (1)
                                   -------   ------- -------  -------
Depreciation and amortization
 included in direct costs:
  Laboratory                          $897      $799  $1,718   $1,553
  Animal hospital                    2,536     2,304   4,937    4,781
                                   -------   ------- -------  -------
                                     3,433     3,103   6,655    6,334
Other                                  386       394     780      740
                                   -------   ------- -------  -------
Depreciation and amortization       $3,819    $3,497  $7,435   $7,074
                                   =======   ======= =======  =======


               As of June 30, 2004 and December 31, 2003
                      (Unaudited - In Thousands)


Table #5
Selected consolidated              June 30,  Dec. 31,
 balance sheet data                 2004      2003
                                  --------  --------

Cash                               $32,836   $17,237
Accounts receivable, net           $26,753   $22,335
Stockholders' equity              $199,150  $161,923
Total assets                      $697,408  $554,803

Debt:
 Revolving credit facility              $-        $-
 Senior term E notes               224,438         -
 Senior term D notes                     -   145,703
 9.875% senior subordinated notes  170,000   170,000
 Other                               4,129     1,770
Unamortized discounts                    -        (4)
                                  --------  --------
  Total debt                      $398,567  $317,469
                                  ========  ========


                           VCA Antech, Inc.
                Supplemental Operating Data - Continued
            For the Six Months Ended June 30, 2004 and 2003
                      (Unaudited - In Thousands)



                                                    For the Six Months
Table #6                                               Ended June 30,
Selected cash flow and expense data                 ------------------
                                                      2004      2003
                                                    --------  --------

Net cash provided by operating activities            $42,315  $38,520
Rent expense                                          $9,397   $8,043
Capital expenditures                                  $9,027   $6,168

(1) During 2004, the Company began including depreciation and amortization in direct costs and selling, general and administrative expense. Prior periods presented in this press release have been reclassified to conform to the 2004 financial statement presentation.


    CONTACT: VCA Antech, Inc.
             Tom Fuller (CFO), 310-571-6505